Exhibit 5.1

Stradling Yocca Carlson & Rauth

Newport Beach, California

January 15, 2010

ISTA Pharmaceuticals, Inc.

15295 Alton Parkway

Irvine, CA 92618

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 6,000,000 shares of the Company’s common stock, $0.001 par value (the “Shares”), under the Company’s 2004 Performance Incentive Plan, as amended (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

a Professional Corporation

/s/ Stradling Yocca Carlson & Rauth